Exhibit 5.2

June 19, 2013

The Board of Directors
Teranga Gold Corporation

121 King Street West

Suite 2600

Toronto, Ontario, M5H 3T9

Canada

Teranga Gold Corporation

Ladies and Gentlemen:

In connection with the registration statement on Form F-80 filed under the United States Securities Act of 1933, as amended, by Teranga Gold Corporation (the “Corporation”), dated June 19, 2013, and any documents incorporated by reference therein (the “Registration Statement”), and the Schedule 14D-1F filed under the United States Securities Exchange Act of 1934, as amended, by the Corporation, dated June 19, 2013, and any documents incorporated by reference therein (the “Schedule”), we hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and Schedule.

Very truly yours,
/s/ Stikeman Elliott LLP